TeleCommunication Systems Reports First Quarter 2015 Results

ANNAPOLIS, Md., April 30, 2015 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the first quarter ended March 31, 2015.

Summary of First Quarter 2015 Results

  Adjusted EBITDA was $8 million (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation), about the same as in the year-ago quarter, on $81.9 million of revenue, which was 4% less than the $85.1 million in 2014's first quarter. (See discussion of the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $2.5 million or $0.04 per diluted share, up from $2.2 million or $0.04 per diluted share in the first quarter of 2014. This is the fifth consecutive quarter that adjusted net income has been higher than the corresponding prior year quarter.
  GAAP net income was breakeven in the quarter, an improvement from a GAAP net loss of $(0.01) per diluted share in the same year-ago quarter.

First Quarter 2015 Highlights

  Infinity HealthCare and Emergency Physician Medical Group, PC (EPMG), two leading providers of emergency department services, selected TCS' VirtuMedix® platform for secure, HIPAA-compliant telemedicine services to patients in the Midwest region.
  Launched a new deployable X/Y antenna ground system, designed for use with low-earth orbit and medium-earth orbit satellites, in support of earth observation, remote sensing, and telemetry, tracking and control.
  Added Don Carlos Bell, III and Michael P. Madon to the company's board of directors.

Management Commentary

"First quarter 2015 results were in line with our expectations," said Maurice B. Tose, TCS chairman and CEO. "Our $8 million of first quarter adjusted EBITDA was achieved despite $1.1 million of unplanned, nonrecurring accounting and legal fees, as well as the absence of the wartime field support work that benefited first quarter 2014 results."

"The outlook for 9-1-1-related and location-based platforms and applications business in 2015 continues to be firming up as anticipated, and we expect our long-term investments in new generation ground terminals for government customers to result in strong second half volume," Mr. Tose continued. "Our investments in product development are expanding the range of our secure, highly reliable wireless communication solutions for public safety, homeland security, and defense. Our VirtuMedix mobile medicine application, which is a natural extension of our solution portfolio, continues to gain traction in the market for emergency and urgent health care.

"Modifications to our corporate governance arrangements during the first quarter led to the addition of Don and Michael to our board. Their experience in communications technology, cybersecurity, and finance are valuable to our company."

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)

($000 except EPS)	Quarter ended March 31,
	2015	2014
	(unaudited)

Revenue	$ 81,867	$ 85,090
Adjusted EBITDA	$ 8,019	$ 7,977
Non-cash charges [1]	(5,668)	(6,471)
Income from operations	2,351	1,506
Interest and other income (expense), net	(1,690)	(2,235)
Tax (provision) benefit	(366)	252
Net income (loss) for Diluted EPS calculation	$ 295	$ (477)

Net income (loss) per share - diluted	$ 0.00	$ (0.01)

Net income (loss)	$ 295	$ (477)
Amortization of non-cash stock-based compensation expense	1,318	1,821
Amortization of acquired intangible assets	927	949
Amortization of deferred financing fees and non-cash FX activity	(221)	168
Non-cash tax expense (benefit)	131	(220)
Adjusted net income	$ 2,450	$ 2,241

Adjusted net income per share	$ 0.04	$ 0.04

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, and non-cash stock-based compensation expense.

First Quarter 2015 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended March 31,
	Commercial			Government			Total
	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)	2015	2014	Incr. (Decr.)
Revenue
Services	$ 38.3	$ 34.6	$ 3.7	$ 24.6	$ 27.6	$ (3.0)	$ 62.9	$ 62.2	$ 0.7
Systems	6.9	5.4	1.5	12.1	17.5	(5.4)	19.0	22.9	(3.9)
Total revenue	$ 45.2	$ 40.0	$ 5.2	$ 36.7	$ 45.1	$ (8.4)	$ 81.9	$ 85.1	$ (3.2)

Gross profit
Gross profit-services	$ 23.2	$ 20.9	$ 2.3	$ 5.0	$ 7.9	$ (2.9)	$ 28.2	$ 28.8	$ (0.6)
As % of revenue	61%	60%		20%	29%		45%	46%
Gross profit-systems	2.4	2.7	(0.3)	3.2	3.3	(0.1)	5.6	6.0	(0.4)
As % of revenue	35%	50%		26%	19%		29%	26%
Total gross profit	$ 25.6	$ 23.6	$ 2.0	$ 8.2	$ 11.2	$ (3.0)	$ 33.8	$ 34.8	$ (1.0)
As % of revenue	57%	59%		22%	25%		41%	41%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the first quarter of 2015 was $45.2 million, up 13% from $40 million in the same year-ago period, mainly from higher location platforms and applications business volume. Commercial gross profit was $25.6 million or 57% of revenue, up from $23.6 million or 59% of revenue in the first quarter of 2014 on the higher volume.

Commercial services revenue in the first quarter of 2015 was $38.3 million, up 11% from $34.6 million in 2014's first quarter, and gross profit was $23.2 million or 61% of revenue compared to $20.9 million or 60% of revenue in the first quarter of 2014 on higher platforms and applications volume.

Commercial systems revenue in the first quarter of 2015 was $6.9 million, up from $5.4 million in the year-ago period as volume from both 9-1-1 and location platforms was higher. Commercial systems gross profit was $2.4 million or 35% of revenue compared to $2.7 million or 50% of revenue in the first quarter of 2014, as a less favorable margin mix partly offset the effects of higher volume.

Government Segment Revenue and Gross Profit:

Government segment revenue in the first quarter of 2015 was $36.7 million, down from $45.1 million in last year's first quarter. Government gross profit was $8.2 million or 22% of revenue, down from $11.2 million or 25% of revenue in the same year-ago period on lower volume and less favorable average pricing on current business.

First quarter 2015 government services revenue was $24.6 million, down $3 million from last year's first quarter. The first quarter of 2014 was the last full quarter of revenue and profit contribution from TCS' prime contract with the Army for wartime field service support work. Government services gross profit was $5 million or 20% of revenue, down from $7.9 million or 29% of revenue in the same year-ago period, due to lower volume and lower average pricing.

Government systems revenue in the first quarter of 2015 was $12.1 million compared to $17.5 million in last year's first quarter due mainly to lower volume in space and component technology shipments, which are historically lumpy. Government systems gross profit was $3.2 million or 26% of revenue compared to $3.3 million or 19% of revenue in the first quarter of 2014, reflecting a more favorable margin mix on the lower volume.

Operating Costs and Expenses:

R&D: First quarter 2015 R&D expense was $8.5 million (10% of revenue), down 18% from $10.4 million (12% of revenue) in the same year-ago period, reflecting 2014 efficiency improvements and assignment of more software developers to customer projects classified as cost of revenue.

SG&A: First quarter 2015 selling, general and administrative expense was up 2% to $19 million (23% of revenue), from $18.6 million (22% of revenue) in the first quarter of 2014. The benefits of continuing cost reductions from efficiency improvements were offset by $1.1 million of unplanned, nonrecurring accounting and legal fees in the quarter, resulting mainly from obligatory investigation work under the direction of the audit committee of the board in response to a variety of questions raised by an employee. No changes to the company's financial statements were required as a result of the work, which is complete.

Non-cash charges: First quarter 2015 non-cash charges to operating profit were $5.7 million, down from $6.5 million in the same year-ago period, lower capital spending in 2014 and 2015 to date results in lower depreciation and amortization.

Income Taxes:

For the first quarter of 2015, the company recorded a $0.4 million provision for income taxes against pre-tax income of $0.7 million.

Liquidity and Capital Resources:

At March 31, 2015, TCS had $50.6 million of cash and securities, about the same as the $50.1 million at the beginning of the quarter. Funds were generated in the quarter from $8 million in adjusted EBITDA, $6.9 million in borrowings under bank and capital lease facilities, a $2 million decrease in working capital resulting from lower quarter-end receivables due to timing of billings and customer payments, $1.6 million in proceeds from the sale of property and equipment, and $0.6 million in proceeds from the exercise of employee stock options and stock purchase plans. Cash was used during the quarter for $13.1 million of debt principal repayments, $3 million for capital expenditures (including software development), and $2.5 million for cash interest, cash taxes and other expenses. Overall quarter-end receivables DSOs remained a little higher than normal, as billed receivables came down from the unusually high year end levels, but quarter-end unbilled receivables were above normal due to milestone billing terms on some government systems work. At the end of the quarter, in addition to the $50.6 million of cash and securities, the company's liquidity included $24 million of unused borrowing availability under the bank credit line. The company has fulfilled the conditions for drawing the remaining $18.9 million of delayed draw term loan under its 2013 bank facility, and made the draw today.

Backlog:

	12/31/2014	New Orders	Revenue	3/31/2015
($millions)
Commercial Funded Contract Backlog	$ 248.8	$ 38.1	$ (45.2)	$ 241.7
Government Funded Contract Backlog	60.6	46.0	(36.7)	69.9
Total Funded Contract Backlog	$ 309.4	$ 84.1	$ (81.9)	$ 311.6

Funded contract backlog on March 31, 2015 was $311.6 million, of which the company expects to recognize approximately $202 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. The company's backlog at any given time may be affected by various factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed and the other factors described in the company's Risk Factors as filed with the Securities and Exchange Commission from time to time. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today April 30, 2015 to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 877-397-0272
International Number: 719-325-4770
Conference ID: 8613597

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through May 14, 2015 via the same website link as well as by phone:

Replay Dial-in Number: 877-870-5176
International Replay Number: 858-384-5517
Replay PIN: 8613597

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS), headquartered in Annapolis, Maryland, is a world leader in secure and highly reliable wireless communications. Our patented solutions, global presence, operational support and engineering talent enable 9-1-1, commercial location-based services and deployable wireless infrastructure, cybersecurity, defense and aerospace components, and applications for mobile location-based services and messaging. Our principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. Learn more at www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss) before (1) depreciation and amortization of property and equipment; (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees and non-cash FX activity; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income (loss) adjusted for (1) impairment of goodwill and long-lived assets; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees and non-cash foreign exchange activity; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our expected backlog realization and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tose that (a) the outlook for 2015 platform and applications business continues to be firming up; (b) we expect our government customer volume to be strong in the second half of 2015; (c) we are expanding the range of our customer solutions; (d) our VirtuMedix application is gaining traction; and (e) that we believe the unusual accounting and legal fees incurred in the quarter are nonrecurring and complete.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(amounts in $000)	2015	2014
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 50,571	$ 50,148
Accounts receivable, net	51,170	74,051
Unbilled receivables	29,786	22,324
Inventory	8,774	6,253
Deferred project costs and other current assets	24,006	17,977
Total current assets	164,307	170,753

Property and equipment, net	31,857	33,418
Software development costs, net	4,627	4,608
Acquired intangible assets, net	16,279	17,206
Goodwill	104,241	104,241
Other assets	3,612	3,855
Total assets	$ 324,923	$ 334,081

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 50,614	$ 55,198
Deferred revenue	21,571	22,000
Current debt:
Bank borrowings, notes payable, and capital leases	13,723	19,291

Total current liabilities	85,908	96,489

Noncurrent debt:
Bank term debt, notes payable, and capital leases	69,278	69,850
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	119,278	119,850
Deferred tax liabilities	3,688	3,556
Other liabilities	2,122	1,340

Total stockholders' equity	113,927	112,846
Total liabilities and stockholders' equity	$ 324,923	$ 334,081

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
($000 except EPS)	2015	2014

Revenue
Services	$ 62,849	$ 62,269
Systems	19,018	22,821
Total revenue	81,867	85,090

Direct costs of revenue
Direct cost of services revenue	34,722	33,415
Direct cost of systems	13,380	16,876
Total direct cost of revenue	48,102	50,291

Services gross profit	28,127	28,854
As a % of revenue	45%	46%
Systems gross profit	5,638	5,945
As a % of revenue	30%	26%

Total gross profit	33,765	34,799
Total gross profit as a % of revenue	41%	41%

Operating expenses
Research and development expense	8,447	10,363
Sales and marketing expense	6,384	6,931
General and administrative expense	12,619	11,647
Depreciation and amortization of property and equipment	3,037	3,403
Amortization of acquired intangible assets	927	949
Total operating expenses	31,414	33,293

Income (loss) from operations	2,351	1,506

Interest expense	(1,979)	(2,204)
Amortization of deferred financing fees	(163)	(168)
Other income, net	452	137
Net income (loss) before income taxes	661	(729)

Income tax (provision) benefit	(366)	252
Net income (loss)	$ 295	$ (477)

Net income (loss) per share - basic	$ 0.00	$ (0.01)

Net income (loss) per share - diluted	$ 0.00	$ (0.01)

Weighted average shares used in calculation - basic	60,342	59,079
Weighted average shares used in calculation - diluted[1]	62,026	59,079

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	mallen@telecomsys.com	info@liolios.com

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